Exhibit 99.1

News Release	Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400 New Orleans, Louisiana 70170 (504) 569-1875

EPL Announces Fourth Quarter and Year-End Results for 2009

New Orleans, Louisiana, March 11, 2010…Energy Partners, Ltd. (EPL or the Company) (NYSE:EPL) today reported financial and operational results for the fourth quarter and full year 2009.

Highlights

•	Fourth quarter and full year 2009 production increased 58% and 14%, respectively, over the same periods in 2008

•	Ongoing cost reduction efforts resulted in reported fourth quarter 2009 lease operating expenses of $10.63 per barrel of oil equivalent (Boe) and general and administrative expenses of $3.60 per Boe

•	Proved reserves at year-end 2009 were 31.2 million Boe, of which 64% was crude oil and 79% was proved developed

•

Pre-tax PV-10 was approximately $396 million, as calculated in accordance with new SEC guidelines and pricing reflecting average commodity prices for 2009. Pre-tax PV-10 would have been over $900 million had year end NYMEX forward prices been used

Financial Results

Revenue for the fourth quarter of 2009 was $56.8 million, a 48% increase compared to the same period a year ago, resulting from higher production averages from 2009 development work and the restoration of substantially all storm related shut-in production following Hurricanes Gustav and Ike in 2008.

For the fourth quarter of 2009, EPL reported a net loss to common stockholders of $21.0 million, or $0.53 per diluted share. The majority of the net loss for the fourth quarter of 2009 was attributable to $21.7 million of pre-tax non-cash unrealized losses on derivative instruments and $8.5 million of pre-tax non-cash costs attributable to property impairments. Excluding the after-tax impact of the non-cash unrealized losses on derivatives and the non-cash impairment costs, $14.1 million and $5.5 million respectively, EPL’s adjusted fourth quarter net loss, a non-GAAP measure, would have been $1.4 million or $0.04 per diluted share (see reconciliation of adjusted net loss in the tables). The Company reported that the non-cash impairments resulted from the depletion of one property in early 2010 and from one well that experienced mechanical issues.

For the nine months ended September 30, 2009, the net loss was $36.1 million. Due to the Company’s Chapter 11 reorganization and emergence from bankruptcy in September 2009 and the application of fresh start accounting as of September 30, 2009, the net loss for the full year 2009 would not be meaningful and is not discussed.

For the fourth quarter of 2009, EBITDAX was $35.4 million and discretionary cash flow was $34.6 million (see reconciliation of EBITDAX and discretionary cash flow in the tables). Cash flow from operating activities in the fourth quarter of 2009 was $16.9 million, compared with negative cash flow from operating activities of $15.3 million in the same quarter a year ago.

For full year 2009, revenue totaled $191.6 million, and EBITDAX and discretionary cash flow totaled $101.8 million and $71.0 million, respectively. Cash flow from operating activities in 2009 decreased to $31.2 million from $184.6 million in 2008, primarily from a 46% decrease in revenues compared to 2008 revenues caused by significantly lower realized oil and gas prices.

Gary C. Hanna, the Company’s CEO, stated, “With our improved balance sheet and liquidity position following our reorganization less than six months ago, we have focused on and made significant strides in realigning our cost structure and generating greater cash flow by stepping up our development activity levels where we have concentrated on high quality projects. We have already seen the positive effects of our efforts in our production levels, which are projected to grow in the first quarter of 2010 over those realized in the fourth quarter of 2009. Average daily production is projected to stabilize if not increase for full year 2010 versus the fourth quarter of 2009 with our 2010 planned spending. We have entered 2010 with a continuing focus on achieving meaningful cost reductions, and believe we are now positioned favorably against our peers.”

Production and Price Realizations

Production for the fourth quarter of 2009 averaged 13,712 Boe per day. Oil production averaged 6,091 barrels of oil per day and natural gas production averaged 45.7 million cubic feet (Mmcf) per day. Fourth quarter 2009 production volumes were 58% higher than fourth quarter 2008 production volumes of 8,683 Boe per day, primarily as a result of workover activities and restoration of shut-in production from the 2008 storm season. Price realizations, all of which are stated before the impact of derivative instruments, averaged $68.03 per barrel of oil and $4.42 per thousand cubic feet (Mcf) of natural gas in the fourth quarter of 2009, compared to $56.39 per barrel of oil and $6.51 per Mcf of natural gas in the fourth quarter of 2008.

Full year 2009 production increased 14% to 14,899 Boe per day compared to 2008 production averages of 13,120 Boe per day due to the startup of new production in the deepwater Gulf of Mexico. Price realizations, all of which are stated before the impact of derivative instruments, averaged $55.07 per barrel of oil and $3.99 per Mcf of natural gas in 2009, compared to $97.42 per barrel of oil and $9.46 per Mcf of natural gas in 2008.

Operating Expenses

Lease operating expenses for the fourth quarter totaled $13.4 million, or $10.63 per Boe, while general and administrative expenses were $4.5 million, or $3.60 per Boe. Lower lease operating expenses and general and administrative expenses were realized in the fourth quarter of 2009 compared to prior periods as a direct result of material cost reductions associated with the Company’s restructuring, as well as lower service industry costs. The cost reductions include significant reductions in the Company’s workforce and office space in EPL’s New Orleans and Houston offices, reductions in the use of third party contractors and consultants, lower marine transportation and liftboat costs and lower corporate governance costs. Reported general and administrative expenses include non-cash stock based compensation of $0.4 million recorded in the fourth quarter of 2009.

Lease operating expenses for full year 2009 totaled $59.7 million, or $10.98 per Boe, while general and administrative expenses were $24 million, or $4.42 per Boe, for the same period. Reported general and administrative expenses for full year 2009 include non-cash stock based compensation of $4.1 million. However, $3.7 million of this non-cash stock based compensation was recorded in the first three quarters of 2009 and related to equity grants that were either completely or substantially extinguished when EPL emerged from chapter 11 reorganization in September 2009.

Capital Expenditures and P&A Operations

For full year 2009, capital expenditures for exploration and development activities totaled approximately $11.3 million. Operations included one successful exploratory well, which reached its objective depth in late 2009 and was completed in January 2010, and five successful workover operations.

In addition, the Company spent approximately $24 million in 2009 for plugging and abandonment and other decommissioning activities primarily undertaken in the first nine months of the year.

Liquidity and Capital Resources

As of December 31, 2009, the Company had unrestricted cash on hand of $26.7 million and $22.1 million of restricted cash. Total debt equaled $77.3 million at year-end 2009, and net debt equaled $50.6 million or $1.62 per Boe. EPL repaid all outstanding debt on the revolving portion of its post-reorganization senior credit facility in the fourth quarter of 2009, and continues to have $45 million of borrowing capacity available. The Company estimates net debt should be below $30 million by the end of the first quarter 2010.

Year-End 2009 Reserves

EPL’s proved reserves at year-end 2009 stood at 19.9 million barrels of oil and 67.4 billion cubic feet of natural gas, or 31.2 million Boe. EPL’s proved reserves at year-end 2009 were 64% oil and 36% natural gas, and 79% were classified as proved developed. The Company produced 5.4 million Boe, added 0.4 million Boe from its limited exploration and development program, and recorded 0.6 million Boe in negative revisions to its proved reserves in 2009. The Company’s total expenditures for exploration and development in 2009 were $11.3 million (see reconciliation in the tables).

The present value of the future net cash flows before income taxes of the Company’s estimated proved oil and natural gas reserves at the end of 2009 using a discount rate of 10% (PV-10) was approximately $396 million as calculated in accordance with the new SEC guidelines and pricing. The 2009 value was determined based on computed prices of $57.70 per barrel of oil and $3.96 per Mcf of natural gas. Had prior SEC guidelines for prices been used, year end 2009 PV-10 would have been over $700 million. Using NYMEX forward prices as of December 31, 2009, the year-end 2009 PV-10 would have been over $900 million. (PV-10 is a non-GAAP measure; see discussion of PV-10 in the appendix).

All of the Company’s proved reserve figures are based upon third party engineering estimates prepared by Netherland, Sewell & Associates, Inc. and Ryder Scott Company, L.P.

Acreage

At year-end 2009, EPL’s gross developed leasehold acreage totaled 117,472 acres and gross acreage totaled 389,559 acres. Net developed leasehold acreage and total net leasehold acreage was 81,132 and 246,893 acres, respectively. Eighty-seven percent of the combined undeveloped and developed net leasehold acreage is located on the Gulf of Mexico (GOM) Shelf, and the remaining 13% is located in the deepwater GOM.

Current Operations

Since EPL’s recent reorganization the Company has participated in three successful exploration wells on the Gulf of Mexico Shelf, starting with its previously announced East Cameron 111 #1 well in December 2009.

Hanna commented, “Since our new management team has been in place and began drilling operations just a few months ago in December 2009, I am pleased with our outcome to date. We have aligned our capital program to be balanced over a number of projects with high return potential and to have a blended low risk profile. I am excited about the numerous, high quality development projects we have lined up as we continue to execute on our front-loaded initial 2010 capital budget.”

The Company reported two successful exploratory drillwells on the GOM shelf, the Bay Marchand OCS 0166 CC4st2 and the OCS 0166 CC6st2. The CC4st2 well, which reached its objective depth of 9,610 feet true vertical depth (tvd) in late February 2010, found one oil sand. The CC6st2 well, which reached its objective depth of 10,116 feet tvd in March 2010, found two oil sands. The wells are expected to commence production in late March and early April through batch completion operations currently in progress. EPL has 17% and 27% working interests in the CC4st2 and CC6st2 wells, respectively.

The Company reported the Grand Isle 49 Badger #1 well reached its objective depth of 10,397 feet tvd. The well successfully found two high quality, thin gas sands and one lower quality probable oil sand, but the Company determined the well did not meet its economic threshold and was plugged and abandoned. The Company had a non-operated 50% working interest in this well and will incur exploration expenses of approximately $1.9 million in the first quarter 2010.

The Company has also recently commenced its 2010 rig workover and drilling program in the East Bay field. The 2010 initial capital budget includes at least eight drilling and rig workover operations in the East Bay field throughout 2010 as well as numerous other development projects in the Company’s GOM asset base. The Company also began its 2010 plugging and abandonment and other decommissioning activities in late February.

First Quarter and Full Year 2010 Guidance

	1Q 2010	Full year 2010
ESTIMATED PRODUCTION & SWAP HEDGE VOLUMES

Net Production (per day):
Oil, including NGLs (Bbls)	6,000-7,000	6,300-7,000
Natural gas (Mcf)	48,000-54,000	40,000-48,000
Total (Boe)	14,000-16,000	13,000-15,000
Percent Oil, including NGLs	43%	48%
Swap Contracted Volume
Oil (barrels)	3,278	2,084
% of Oil swap contracted	47-55%	30-33%
% of Boe swap contracted	20-23%	14-16%
Average Swap Price Level	$68.29	$68.42

ESTIMATED EXPENSES (in Millions, unless otherwise noted)

Lease Operating (including energy insurance)	$ 13.0-14.0	$52.0-56.0
General & Administrative (cash and non-cash)	$ 3.5-4.9	$14-16
Taxes, other than on earnings (% of revenue)	2%-4%	2%-4%
Exploration Expense	$ 2.0-3.0	$3.0-4.0
DD&A ($/Boe)	$ 21.00-25.00	$21.00-25.00
Interest Expense
Non-Cash (interest & amortization of discount & deferred financing)	$ 3.8-4.0	$15.9-16.1
Cash	0.3-0.5	0.8-1.0
Total	$ 4.1-4.5	$16.7-17.1

Conference Call Information

EPL has scheduled a conference call for today, March 11, 2010 at 9:30 A.M. Central Time/10:30 A.M. Eastern Time to review results for the fourth quarter and full year 2009. To participate in the EPL conference call, callers in the United States and Canada can dial (866) 845-8624 and international callers can dial (706) 634-0487. The Conference I.D. for callers is 61245317.

The call will be available for replay beginning two hours after the call is completed through midnight of March 25, 2010. For callers in the United States and Canada, the toll-free number for the replay is (800) 642-1687. For international callers the number is (706) 645-9291. The Conference I.D. for all callers to access the replay is 61245317.

The conference call will be webcast live and available for on-demand listening at the Company’s website, www.eplweb.com. Listeners may access the call through the “Conference Calls” link in the Investor Relations section of the site. The call will also be available through the CCBN Investor Network.

Description: Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, LA and Houston, TX. The Company’s operations are concentrated in the shallow to moderate depth waters in the Gulf of Mexico focusing on the areas offshore Louisiana as well as the deepwater Gulf of Mexico in depths less than 5,000 feet. For more information, please visit www.eplweb.com.

Investors/Media

T.J. Thom, Principal Financial Officer

504-799-1902

tthom@eplweb.com

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL expects, believes, plans, projects, estimates or anticipates will or may occur in the future are forward-looking statements. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include: changes in general economic conditions; uncertainties in reserve and production estimates; unanticipated recovery or production problems; hurricane and other weather-related interference with business operations; the effects of delays in completion of, or shut-ins of, gas gathering systems, pipelines and processing facilities; oil and natural gas prices and competition; the impact of derivative positions; production expenses and expense estimates; cash flow and cash flow estimates; future financial performance; planned and unplanned capital expenditures; volatility in the financial and credit markets or in oil and natural gas prices; and other matters that are discussed in EPL’s filings with the Securities and Exchange Commission. (http://www.sec.gov/).

Appendix

PV-10 Definition and Discussion

PV-10 may be considered a non-GAAP financial measure as defined by the SEC. We believe that the presentation of PV-10 is relevant and useful to our investors as supplemental disclosure to the standardized measure, or after-tax amount, because it presents the discounted future net cash flows attributable to our proved reserves before taking into account future corporate income taxes and our current tax structure. Because the standardized measure is dependent on the unique tax situation of each company, our calculation may not be comparable to those of our competitors. Because of this, PV-10 can be used within the industry and by creditors and securities analysts to evaluate estimated net cash flows from proved reserves on a more comparable basis.

ENERGY PARTNERS, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Successor Company	Predecessor Company	NON-GAAP COMBINED	Predecessor Company
	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenues:
Oil and natural gas	$56,708	$38,299	$191,291	$356,022
Other	42	97	344	230

	56,750	38,396	191,635	356,252

Costs and expenses:
Lease operating	13,410	22,252	59,706	71,931
Transportation expense	315	44	1,014	1,089
Exploration expenditures and dry hole costs	453	847	2,103	30,199
Impairments	8,514	108,560	16,596	110,403
Depreciation, depletion and amortization	28,448	18,533	124,392	103,318
Accretion expense	3,024	1,116	8,560	4,370
General and administrative	4,537	7,203	24,030	37,308
Taxes, other than on earnings	2,083	2,517	8,070	11,245
Loss on abandonment activities	493	20,533	4,225	21,695
Loss (gain) on sale of assets	-	1,350	-	(5,527)
Other	(4)	9	(30)	-

Total costs and expenses	61,273	182,964	248,666	386,031

Business interruption recovery	-	4,248	1,185	4,248

Loss from operations	(4,523)	(140,320)	(55,846)	(25,531)

Other income (expense):
Interest income	3	133	50	784
Interest expense	(4,322)	(12,058)	(22,135)	(46,533)
Gain (loss) on derivative instruments	(22,705)	18,918	(19,977)	2,053

	(27,024)	6,993	(42,062)	(43,696)

Loss before reorganization items, loss on discharge of debt, fresh-start adjustments and income taxes	(31,547)	(133,327)	(97,908)	(69,227)
Reorganization items	(865)	-	(25,063)	-
Loss on discharge of debt	-	-	(2,666)	-
Fresh-start adjustments	-	-	57,111	-

Loss before income taxes	(32,412)	(133,327)	(68,526)	(69,227)
Income taxes	11,400	40,359	11,400	17,015

Net loss	$(21,012)	$(92,968)	$(57,126)	$(52,212)

Net loss, as reported	$(21,012)	$(92,968)	$(57,126)	$(52,212)
Add back:
Unrealized (gain) loss due to the change in fair market value of derivative contracts	21,739	(18,278)	21,739	(19,058)
Impairments	8,514	108,560	16,596	110,403
Deduct:
Income tax adjustment for above items	(10,649)	(27,355)	(6,364)	(22,471)

Adjusted Non-GAAP net income (loss)	$(1,408)	$(30,041)	$(25,155)	$16,662

EBITDAX Reconciliation:
Net loss, as reported	$(21,012)	$(92,968)	$(57,126)	$(52,212)
Add back:
Income taxes	(11,400)	(40,359)	(11,400)	(17,015)
Net interest expense	4,319	11,925	22,085	45,749
Depreciation, depletion, amortization and accretion	31,472	19,649	132,952	107,688
Impairments	8,514	108,560	16,596	110,403
Exploration expenditures and dry hole costs	453	847	2,103	30,199
Loss on abandonment activities	493	20,533	4,225	21,695
Less impact of:
Reorganization items, loss on discharge of debt and fresh start adjustments	865	-	(29,382)	-
Unrealized (gain) loss due to the change in fair market value of derivative contracts	21,739	(18,278)	21,739	(19,058)

EBITDAX	$35,443	$9,909	$101,792	$227,449

EBITDAX is defined as net income (loss) before income taxes, interest expense, depreciation, depletion, amortization and accretion, impairments, exploration expenditures and dry hole costs, loss on abandonment activities and cumulative effect of change in accounting principle, and further deducts reorganization items, loss on discharge of debt, fresh-start adjustments and the unrealized gain or loss on our derivative contracts. We have reported EBITDAX because we believe EBITDAX is a measure commonly reported and widely used in our industry as an indicator of a company’s ability to internally fund exploration and development activities and incur and service debt. EBITDAX is not a calculation based on generally accepted accounting principles (GAAP) in the United States and should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Investors should carefully consider the specific items included in our computation of EBITDAX. Investors should be cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies. In addition, EBITDAX does not represent funds available for discretionary use.

ENERGY PARTNERS, LTD.

CONSOLIDATED STATEMENTS OF NET CASH PROVIDED BY

OPERATING ACTIVITIES

(In thousands)

(Unaudited)

	Successor Company	Predecessor Company	NON-GAAP COMBINED	Predecessor Company
	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Cash flows from operating activities:
Net loss	$(21,012)	(92,968)	(57,126)	(52,212)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	28,448	18,533	124,392	103,318
Accretion	3,024	1,116	8,560	4,370
Loss on discharge of debt	-	-	2,666	-
Fresh-start adjustments	-	-	(57,111)	-
Unrealized loss (gain) on derivative contracts	21,739	(18,278)	21,739	(19,058)
Non-cash compensation	417	1,423	4,106	6,108
In-kind interest on PIK Notes	3,395	-	3,395	-
Deferred income taxes	(11,400)	(39,702)	(11,400)	(17,015)
Loss (gain) on sale of oil and gas assets	-	1,052	-	(5,827)
Exploration expenditures	163	(856)	289	21,796
Impairments	8,514	108,560	16,596	110,403
Amortization of deferred financing costs and discount	524	564	8,880	1,834
Loss on abandonment activities	493	20,533	4,225	21,695
Other	-	1,262	3	879
Changes in operating assets and liabilities:
Trade accounts receivable	(3,501)	(9,713)	1,306	21,655
Other receivables	(1,428)	(4,249)	(1,234)	(4,249)
Prepaid expenses	1,505	840	2,182	2,276
Other assets	(1,570)	(4,203)	(2,211)	(5,819)
Accounts payable and accrued expenses	(10,806)	17,991	(13,220)	22,045
Asset retirement obligations	(1,637)	(16,632)	(24,011)	(26,915)
Other liabilities	-	(578)	(792)	(674)

Net cash provided by (used in) operating activities	$16,868	(15,305)	31,234	184,610

Reconciliation of discretionary cash flow:
Net cash provided by (used in) operating activities	16,868	(15,305)	31,234	184,610
Changes in working capital	17,437	16,544	37,980	(8,319)
Non-cash exploration expenditures and impairments	(8,677)	(107,704)	(16,885)	(132,199)
Total exploration expenditures, dry hole costs and impairments	8,967	109,407	18,699	140,602

Discretionary cash flow	$34,595	$2,942	$71,028	$184,694

The table above reconciles discretionary cash flow to net cash provided by or used in operating activities. Discretionary cash flow is defined as cash flow from operations before changes in working capital and exploration expenditures. Discretionary cash flow is widely accepted as a financial indicator of an oil and natural gas company’s ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary cash flow is presented based on management’s belief that this non-GAAP financial measure is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income. Investors should be cautioned that discretionary cash flow as reported by the Company may not be comparable in all instances to discretionary cash flow as reported by other companies.

ENERGY PARTNERS, LTD.

SELECTED PRODUCTION, PRICING AND OPERATIONAL STATISTICS

(Unaudited)

	Successor Company	Predecessor Company	NON-GAAP COMBINED	Predecessor Company
	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
PRODUCTION AND PRICING
Net Production (per day):
Oil (Bbls)	6,091	4,456	5,370	5,608
Natural gas (Mcf)	45,726	25,364	57,172	45,070
Total (Boe)	13,712	8,683	14,899	13,120
Average Sales Prices:
Oil (per Bbl)	$68.03	56.39	55.07	97.42
Natural gas (per Mcf)	4.42	6.51	3.99	9.46
Average (per Boe)	44.95	47.94	35.18	74.15
Oil and Natural Gas Revenues (in thousands):
Oil	$38,121	23,119	107,933	199,948
Natural gas	18,587	15,180	83,358	156,074
Total	56,708	38,299	191,291	356,022

Impact of derivatives settled during the period (1):
Oil (per Bbl)	$(1.73)	2.45	0.80	(7.85)
Natural gas (per Mcf)	-	0.21	0.01	0.02

OPERATIONAL STATISTICS
Average Costs (per Boe):
Lease operating expense	$10.63	27.85	10.98	14.98
Depreciation, depletion and amortization	22.55	23.20	22.88	21.52
Accretion expense	2.40	1.40	1.57	0.91
Taxes, other than on earnings	1.65	3.15	1.48	2.34
General and administrative	3.60	9.02	4.42	7.77

(1) The derivative amounts represent the realized portion of gains or losses on derivative contracts settled during the period which are included in Other income (expense) in the consolidated statements of operations.

ENERGY PARTNERS, LTD.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	Successor Company December 31, 2009	Predecessor Company December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$26,745	$1,991
Trade accounts receivable	27,958	29,264
Receivables from insurance	5,464	4,230
Fair value of commodity derivative instruments	914	5,415
Deferred tax assets	5,768	-
Prepaid expenses	2,940	4,522

Total current assets	69,789	45,422

Property and equipment	648,517	1,646,805
Less accumulated depreciation, depletion and amortization	(37,535)	(958,438)

Net property and equipment	610,982	688,367

Restricted cash	22,147	21,271
Other assets	3,647	3,350
Deferred financing costs — net of accumulated amortization	2,663	8,356

	$709,228	$766,766

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,047	$39,517
Accrued expenses	32,541	54,467
Accrued interest on indebtedness	281	9,506
Asset retirement obligations	10,830	18,181
Current portion of long-term debt	18,750	497,501
Fair value of commodity derivative instruments	10,256	28
Deferred tax liabilities	-	1,580

Total current liabilities	86,705	620,780

Long-term debt	58,590	-
Asset retirement obligations	59,150	87,506
Deferred tax liabilities	16,953	-
Fair value of commodity derivative instruments	7,519	55
Other	224	1,306
Commitments and contingencies

	229,141	709,647

Stockholders’ equity:
Preferred stock: Successor Company—$0.001 par value per share; authorized 1,000,000 shares; no shares issued and outstanding at December 31, 2009. Predecessor Company—$1 par value per share; authorized 1,700,000 shares; no shares issued and outstanding at December 31, 2008.	-	-
Common stock: Successor Company—$0.001 par value per share; authorized 75,000,000 shares; 40,021,770 shares issued and outstanding at December 31, 2009. Predecessor Company—$0.01 par value per share; authorized 100,000,000 shares; 44,323,293 shares issued at December 31, 2008; 32,083,307 outstanding, net of treasury shares, at December 31, 2008.	40	444
Additional paid-in capital	501,059	382,232
Accumulated deficit	(21,012)	(67,201)
Treasury stock: Predecessor Company, at cost, 12,239,986 shares at December 31, 2008	-	(258,356)

Total stockholders’ equity	480,087	57,119

	$709,228	$766,766

ENERGY PARTNERS, LTD.

SUPPLEMENTAL OIL & GAS DISCLOSURE

(Unaudited)

	Crude Oil (Mbbl)	Natural Gas (Mmcf)	Equivalents (Mboe)
Proved developed and undeveloped reserves:

December 31, 2007	28,123	103,118	45,309

Sales of reserves in place	(265)	(1,819)	(568)
Extensions, discoveries and other additions	956	8,482	2,370
Revisions	(5,125)	(2,477)	(5,538)
Production	(2,052)	(16,496)	(4,802)

December 31, 2008	21,637	90,808	36,771

Extensions, discoveries and other additions	70	2,203	437
Revisions	176	(4,765)	(617)
Production	(1,960)	(20,868)	(5,438)

December 31, 2009	19,923	67,378	31,153

Proved developed reserves:

December 31, 2008	17,052	79,413	30,288
December 31, 2009	15,026	57,139	24,549

Costs incurred for oil and natural gas property acquisition, exploration and development activities for the two-years ended December 31 are as follows (in Thousands):

	2009	2008
Acquisitions:
Proved	-	-
Unproved	85	20,925
Exploration	2,477	56,202
Development	8,815	114,563

Total finding and development costs	11,292	170,765

Total finding, development and acquisition costs	11,377	191,690

Asset retirement liabilities incurred	-	13,385
Asset retirement revisions	-	-

Total cost incurred	$11,377	$205,075